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                           First Quarter FY06 Earnings
                              Westell Technologies
                                   Van Cullens
                          07/21/05 9:30 am Eastern Time

Operator:             Good morning ladies and gentlemen and welcome to the first quarter FY-`06 earnings conference call. At this time our participants are in a listen only mode, later we will conduct a question and answer session. Please note that this conference is being recorded. I would now like to turn the call over to Mr. Nicholas Hindman, Chief
                      Financial Officer of Westell Technologies. Mr. Hindman, you may begin Sir.

Nicholas Hindman:     Thank you. Good morning, thank you for joining Westell
                      Technologies first quarter, fiscal 2006 conference call. I am Nick Hindman, Westell, CFO. Today's earnings call is being managed and hosted by our subsidiary Conference
                      Plus. Joining me today is Van Cullens, Westell's President and CFO and Gordon Richard, Westell's Vice-President
                      Marketing. Joining us from the Conference Plus headquarters in Schaumburg, Illinois is Tim Reedy,
                      President and CFO of Conference Plus.

                      Yesterday we reported first quarter fiscal 2006 results. Today I will briefly review our financial results and then Van will offer some comments, we will then take your questions. Before I discuss our first quarter results, please keep in mind that comments made during this conference call that are not based upon historical fact and that contain the words believe, estimate, think, intend, anticipate, goal, strive, committed field guidance, likely, indicate or expect or similar expressions should be considered forward looking statements and should be taken and understood within the context of our Safe Harbor statement as stated in our earnings release.

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                      The companies earnings release and related earnings
                      information that will be discussed on this earnings call including the reconciliation between the non GAAP and GAAP financial information are posted on the homepage of the companies website at www.westell.com.

                      We are pleased to report that Westell achieved a 13th consecutive quarter profitability. Revenue for quarter was up 35% to 75.6 million from 56.2 million in the first quarter last year. Customer networking equipment revenue increase 67% to $53 million up from 31.8 million in the first quarter of last year. This performance is attributable primarily to sales and enterprising.

                      Conference Plus revenue was up 6% to 11.9 million from
                      11.3 million in the comparable quarter of last year, this increase is attributable to an increase in minutes billed.

                      Network service access revenue was down 18% to 10.7 million from 13.1 million in the first quarter of fiscal 2005. This decrease is attributable to non recurring revenue of $1.8 million that was recorded in the first quarter of last year related to a contract settlement and approximately a $500,000 loss of revenue from a product line during fiscal 2005, otherwise this business segment is performing better than expected.

                      Under general accepted accounting principles, Westell reported net income for the first quarter of 4.1 million or $0.06 per diluted share including an income tax expense of 2.7 million, excluding income tax expense, non GAAP net income in the first quarter increased a 6.9 million of $0.10 per diluted compared to 5.5 million or $0.08 per diluted share in the first quarter of last year. A reconciliation of non-GAAP results to GAAP results is provided as part of the earnings release.

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                      For the June quarter, AFPs on Westell Inc. declined 4% and modems declined 7%. We continue to expect AFP declines on both products for the fiscal 2006 it will be less than 20%. Gross margins for the equipment portion of our business improved to 26% from 24.8% in the March 2005 quarter, Conference Plus gross margins declined to 50.7% from 54.7% in the March 2005 quarter. As we indicated on the May conference call, we expect Conference Plus margin to settle in the high 40% for 2006.

                      On operating expenses for the quarter, Westell's OPEX as of percent of sales without Conference Plus are broken down as follows. Sales and marketing 6.3% of sales, R&D 6.6% and SG&A 4%. For a total Westell OPEX report 17.4% of current sales.

                      Turning to the balance sheet, cash and investments increased by 5 million during the quarter to $32 million, our 30 million private facility is currently fully available. Inventory declined 2.5 million from the March quarter. Overall working capital increased during the quarter by 10.4 million. Other important points of interest, capital expenditures were a $727,000 for the first quarter, depreciation expense was $1.8 million and product technology amortization was 224,000 for the quarter. We began this quarter with 874 employees and ended with 886. The sales outstanding for the quarter was 40 compared to 35 in the March quarter, this increase is due to accounts receivable increasing at the end of the quarter and sales decreasing from the prior quarter. We have no collection issues. 10% customers were Verizon, BellSouth and SPC.

                      Before I turn the call over to Van Cullens, I will conclude with the discussion of guidance for the quarter ending September 30, 2006. As we referenced in the press release due to seasonal weakness, changing customer promotional strategies, deferred product transitions and pricing competition. We expect revenue to be in a range of $61 to $64 million. We expect non GAAP EPS in the range of $0.03 to $0.04 excluding a provision for income tax expense in a range of approximately 785,000 to 1.3 million

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                      and EPS in a range of $0.01 to $0.02 on a GAAP basis
                      including the provision for income tax. Van will now offer some comments and then we will take your questions. Van?

Van Cullens:          Well, thank you Nick and good morning everyone. As you
                      just heard from Nick, our first fiscal quarter was solid.
                      We extended our profitable quarter straight to 13, further strengthened our balance sheet, continue to diverse our product portfolio. We had a major new line with BellSouth selecting our product for their wireless gateway offering.
                      Our NSA business began to show signs of recovery, Conference Plus performance was good and our new products are attracting very promise interest. In summary, we are pleased with the first quarter results.

                      The selection of BellSouth is a significant development for us. We need a very challenging technical requirement there and the incumbent supplier in the process and we managed to develop. The third significant account went in for Westell Inc. and we hope the success will give us momentum with other perspective customers that are evaluating the product. We don't expect to receive revenue from this one until the incumbent inventory is depleted, but when that happens, we will have a new revenue stream.

                      We continue to pursue new accounts for our ProLine modems as well and are encouraged with recent progress in this regard. We are addressing some significant accounts with ProLine and the level of engagement is good. We hope that all of these pursuits will be concluded one way or the other by the end of the year. Equally significant during Q1 was the attention and engagement generated by our newer products. We have multiple evaluations underway and expect sound entering trials for TriLink, UltraLine and the Westell Media Gateway a variation of the one product that we are marketing outside of the US.

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                      Additionally we are involved in a wireless and convergence project utilizing a version of the TriLink product and also are supporting Verizons launch of the Verizon One platform. These initiatives are positioning Westell and some very attractive emerging markets. Unfortunately most was not developed significant on calendar 2006 and the interim, we have to afford the associated cost and initiate additional new product developments. In the end, we believe we will achieve a very good return on this investment.

                      So, we remain confident in our view of the market and believe that our CNA product portfolio strategy is correctly aligned with how this market will develop. However the primary question remaining is market timing. Obviously we would like these markets and new customer relationships to develop sooner versus later, but we understand the customer evaluations and field trials take their own time.

                      The important point is that, we continue to feel quite positive about our new product positioning. Outside of the CNA area we are very encouraged by the life we see in our NSA business. NSA's quarter over quarter improvement was better than expected and we are pleased with the latest outlook.

                      Westell as the market share leader in this space, and we are believe we are building on this lead as we continue to expand our product offerings and account support. The improving situation with NSA is most welcome. Conference Plus targets for the quarter and continues to make valuable contribution to our bottom line. Our task here is to grow the top line in the phase of annual pricing adjustments with our largest customers. Our team has budgeted aggressive marketing and sales initiatives for this fiscal year and we expect these adjustments to produce growth and more than offset the pricing reductions negotiated with customers.

                      Unfortunately our Westell Limited operation based in the UK had a disappointing Q1 for both DSL and VoIP product lines. A significant portion of the short fall appears to

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                      have been order timing not competitive losses. And while
                      we expect improvement going forward, especially with our newer products such as the Westell Media Gateway, we are making some adjustments to the resource profile there. Additionally we are considering other actions that could augment the approach we have been taking in this market. So this continues to be a work in progress.

                      Now let's talk about the environment we are seeing over the short-term. As stated in our earnings release in the CNE space we are seeing seasonal weakness, changing promotional strategies, differed product transitions and additional pricing pressures. All of these factors are impacting our results over the near term. Our task is to take quick remedial actions where we can find them and to get our newer products into volume deployment as soon as possible.

                      Remedial actions we are pursuing include, one, considering ways to provide additional and prudent support to the marketing efforts of our customers. Two, working with our suppliers to realign cost reduction actions with the pricing realities of today's market. Occasionally the market and our plans get out of sequence. And I can assure you that we are working to re-sequence them as quickly as we can.

                      The third area is where we are re-examining our R&D programs to see if there are opportunities to shift projects in a way that increases near term contribution to our financial results or maintaining our customer commitments. And finally adding additional capabilities to our current product offerings.

                      As our visibility into customer and market developments improve, we will very add to this list of remedial actions. We are going to make every effort to improve upon our second quarter guidance. But I can see that it's not going to be easy with just over two months left. But, if there is a company in this space that has demonstrated an ability to adjust and adapt to challenges, it is Westell.

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                      What we are not going to do is to become derailed from the longer-term product strategy that we have put in place. We remain confident in that strategy. We will manage the short-term softness without sacrificing our commitment to the future. We realize we have to deal with both and that is what we intend to do.

                      Let me now open this talk for questions, as always we must be restrained on points of competitive and customer sensitivity. We can answer specific questions regarding prospective customers, our own current or expected RFPs. Pre-mature public speculation by Westell, our analysts can result in harm to important relationships and confidences. Please keep this in mind as you formulate your questions. We are now in the Q&A period.

Operator:             Thank you. We will now begin the question and answer
                      session. If you have any question please press "*" then
                      "1" on your touch-tone phone. If you wish to be removed from the queue please press the "#" sign or the "hash" key. If you are using a speakerphone, you may need to pick up the handset first, before pressing the numbers. Once again, if there are any questions please press "*" then
                      "1" on your touch-tone phone. One moment please. The first question is from John Anthony from SG Cowen, please go ahead.

John Anthony:         Good morning guys. I have a few questions, first on the
                      revenue guidance. Can you give us a little more detail about the mix that you are expecting first to assume that the client is entirely due to CNE or is it, you know, is there going to be a decline at NSA and a decline at CPI?
                      And along the same lines I guess the thing that's a little confusing here is, on the one hand you are saying that you don't expect ASPs to decline and either the modem or the gateway more than 20 percent for the year but, you are talking about increasing price pressures. So, can you clarify that please?

Nicholas Hindman:     John, it's Nick starting, I am sure Van will want to add.
                      On the mix question, it is primarily a move from VersaLink of the basic modem is not an issue in Conference Plus not

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                      an issue at NSA. So, it's a move to back at least
                      temporarily to the lower price products, which is really essentially all of the delta that you are seeing. And what was the second part of your question?

John Anthony:         Their price.

Nicholas Hindman:     Oh, pricing. So, it's always an issue with us, we wanted a reference it just to keep it in front of you. It's not particularly a big issue in the September quarter, but it's something that we would always like to keep in front.
                      So, you know, it's out there, but in short-term it's not giving us any particular problem just something that we need to be aware of that's part of the equation.

Van Cullens:          We refer--this is Van and I will add a little bit there,
                      we referenced this, because we did have some discussions, they did come a little bit earlier and planned and we expected a lot of this to be -- to be blind we are kind of doing in real-time. These issues both on our concerns about how the product mix might change and some pricing discussions occurred just less than a month ago or a little over a three weeks ago. We are still processing through our assumptions as to how this might affect us and that's what we have it outlaid on your guidance. But we are still looking at some unknowns here in terms of how--if there is going to be a change which we have assumed, if there is going to be a change in the mix how that change is going to really be structured and how is the market going to respond. Those to a large extend are unknown to us. And if you are going to ask questions about today on that, we are going to differ most of those to the customer, because quite honestly we don't know too much more than what I have just said.

John Anthony:         Okay. So is it safe to say then the guidance for the
                      revenue does not only include the mix, but it does incorporate some further ASP versions over and above the 20% that was referenced earlier?


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Nicholas Hindman:     No, not over and above. For the September quarter, the
                      impact of any pricing is less than $500,000 it's just a very minimal.

John Anthony:         Okay. Well I guess I am little confused here Van, because
                      if I just go through--are you expecting decline in the unit volumes?

Nicholas Hindman:     No, just a big decline in the VersaLink volumes.

John Anthony:         Okay. Well, if I kind of just do basic math then it -- it
                      seems like you guys are being overly conservative and really expecting to ship barely any Versa links if I just kind of use the rule of some that you send in the past roughly two times the modem ASP?

Nicholas Hindman:     Well, John just let me try to help you. The best
                      information we have today is that our--well, of our total
                      DSL product mix in the September quarter only less than 25% will be VersaLink and that's down from 47% in the March quarter, down from 38% in the June quarter. So, it's strictly--it is strictly a reduction in the VersaLink units.

John Anthony:         Okay, great. And over in the receivable can you just give
                      us a little explanation why the receivable went up and how you expect them to trend in the September quarter?

Nicholas Hindman:     Well, we typically like lot of companies, you have a lot
                      of shipments in the last month, the last week or two weeks of a month. Either customers want to get product and so, typically if you look at our receivable over history, they probably increased in the last month of the quarter that's typical. So, there is no reason for alarm. That coupled with the fact that our revenue went down in the June quarter compared to March is what really gave us the short-term increase in DSLs, that is certainly not what the customers we have, it's certainly not a collection

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                      issue, it's nothing to be concerned about. But, obviously
                      we have to indicate you know, what the reasons are.

John Anthony:         So, I mean, is it safe to say then you think you are going to decline in September?

Nicholas Hindman:     Yes.

John Anthony:         So, would you be willing you know, you guys don't normally talk about free cash but just looking at how the balance sheet is structured going into the quarter do you think you would be able to generate free cash in the September quarter?

Nicholas Hindman:     I believe we will yes.

John Anthony:         Okay, great thanks guys.

Operator:             The next question is from Michael Perica from Brean
                      Murray, please go ahead.

Michael Perica:       Thank you. I have a couple of questions, following on
                      John's questions with regard to profitability and pricing and such. Do you think it's a depressed revenue level for the CNE division in September that--it would be at least break-even from an operating standpoint?

Nicholas Hindman:     The -- the CNE division alone?

Michael Perica:       Yes.

Nicholas Hindman:     Oh, yes.

Michael Perica:       Okay. So that still would be profitable even though, it's
                      probably gross margins are little depressed.

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Nicholas Hindman:     Yes.

Michael Perica:       Okay, all right. Now secondly, also talking about still
                      being cash-flow positive, have you folks given any thought to potentially instituting your stock buyback program, you know, the balance sheets improved quite a bit it's not as large as you probably like, but have you given any thought to that?

Nicholas Hindman:     Yeah, in fact I--I am always looking about is something
                      that we always consider. I don't know do we have enough cash really can--to really do that, but it's something that we have done before as you know.

Michael Perica:       Uh-huh.

Nicholas Hindman:     And certainly if Van feels that's something that he like
                      to do, you know, he will take that to the Board. But, it's a good point we always think about it, I don't think we have enough cash to really undertake that at this point.

Van Cullens:          At the same time Michael, we are looking at other things
                      that we might want to do with that cash to improve our position in the marketplace. And we are spending quite a bit of time on the that side of the sheet as well. We have a lot of engagements going on, a lot of discussion, as you know, most of those are don't pay them out, so you have to have a number in place and we continue to do that and over the next quarter hopefully we will see our way into some targets, but the option for both is there.

Michael Perica:       Now, going on to new customers, you talked about you know, new products selling into the existing customer base and we all speculate here things as far as being north of the board or south of the board or some base modem new customers. Do you see anything that could happen over the next couple of quarters on that front?


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Van Cullens:          Yes. As I have I cited in here, we have got obviously with
                      ProLine we have got some things that could happen if everything fell in place for us and we moved through all the trials positively and reached an agreement. Things on the wireless gateway, we have got a tremendous amount of interest and activity that's going to take a little bit longer to turn into revenue, because I am sure there will be engineering required there. Similarly on the TriLink, which would be the next probably most active in the time frame you are citing, I think we have possibilities there again how quickly it gets up to volume production and then the third is in our TriLink area with a video trial, that I think we will see activity, but whether we will have any revenue anytime early enough to effect the period you are talking about is still an open issue on our mind. We have a lot going on and well I knew there was going to be reaction to this. I hope people don't lose site of the positioning that we have been working hard to build and that position I think is still out there for us to act on and we are acting.

Michael Perica:       Uh-huh. Before I pass it on, just going back to the issue
                      at hand, do you think your largest customer perhaps is just assessing it's overall DSL business on a calendar year basis trying to improve that bottom line and then maybe go back to status-quo in the new year as the budgeting process starts over again?

Van Cullens:          Yeah, it's a very interesting question John, but we
                      don't--we have learned not to speculate on what our customer's plans are and don't speak for them but you know, that would be a customer for you to--I mean a good question for you to put directly to them.

Michael Perica:       Thank you.  Have a good gentlemen.

Nicholas Hindman:     Thanks.

Operator:             Our next question is from Ken Muth from Robert. W. Baird,
                      please go ahead.

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Ken Muth:             Hi guys, on the DSL solution a lot of pricing going on
                      between the RBOCs and the cable companies and the price kind of a--in full kick off season here. Can you just elaborate maybe on what you are seeing right now from their perspective and how these guys are looking at it, some of the shift away from a high-end to a low-end in anyway shape co-related to their lower pricing schemes.

Van Cullens:          Well again Ken, it's a good observation. You know, we are
                      tracking all of these price reductions and program changes and promotional changes. We can speculate, but I would be speculating for our customers and that's not generally well received when we do that you know, I think you could certainly make a logic argument that they are connected, but that's not for me to say, I think you should discuss that with them.

Ken Muth:             Okay and then on the new product side with Verizon One
                      product, can you give us an update there obviously this is going to be the first quarter you had some shipments going out, they came out with a rebate program right around
                      SuperComm and lowered the pricing on that any kind of update you have on the Verizon One take rates?

Van Cullens:          Again I am not trying to be evasive here but there's you
                      know, this is for Verizon to come in or not. What I would say about this is a--as derivative product, do we have our selling the Westell maybe a gateway into the international market is getting a considerable amount of interest. Now, we haven't launched it in a broad scale sense like Verizon is intending to do or is in the process of doing. We have been more targeting in some very large perspective customers outside the US and that engagement is pretty interesting and pretty encouraging. Inside as I well--you should just ask Verizon to comment on how that's rolling out. I would just only say it's early days and we still have a very high-level of confidence in the ultimate success of this product.

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Ken Muth:             Do you still have your--that kind of confidence in the
                      roll out of that product picking at the Verizon One in the December quarter like you originally thought last quarter that's why you talked to us, you told us?

Van Cullens:          Yeah, that would have to be--that's going to be reassessed on whatever Verizon would tell you, you know, I don't know if they are going to still push for that Christmas rush or if they are going to take a little bit more feedback and then go harder beyond that. That is one of the things we at this point quite honestly have not nailed down.

Ken Muth:             Okay. And then anything given kind of a -- the redirection here of the product mix, how you are going to react and kind of your internal--what you can control as the operating cost in the sales and marketing side and R&D side, what in initiative in place to try to take those down over the next couple of quarters or do you--?

Van Cullens:          We are engaged already in a number of discussions about
                      how we will do some things and over the next week or so that will become more intense. So you know you always go through periods where you probably need to comeback and look at your model--business model and look at the way things are structured. So we will probably be doing some things in that area.

Ken Muth:             Okay thank you.

Operator:             Our next question is from Todd Koffman from Raymond James, please go ahead.

Todd Koffman:         Yeah, just a clarification on the Unit trends. You
                      indicated that in the September quarter you are likely going to experience a pretty significant sequential decline in units with the VersaLink box. Are you seeing a noticeable sequential increase in your old ProLine or our

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                      ProLine units remaining about sequentially flat from June
                      to September based on what your guidance is implying?

Nicholas Hindman:     Yeah, Todd it's Nick here. Yeah, the ProLine units would
                      be going up, that is--it is an exact correlation, but it definitely go up we really not looking--we really don't believe that DSL deployments will go down, it's really more of a shift on products mix. So we really don't see an overall decline just primarily of update mix change.

Van Cullens:          And this is Van again. Again this is an area where we are
                      working without precise information. No one and I am sure even if you talk to our customers when they work these promotions or plan these promotions no one knows exactly how the consumer is going to react to promotion. Sometimes they are rarely successful and sometimes they are not so successful. We are left for trying to plan around on some certainty and what you are hearing from us here is what we are putting into our models to try to drive our production and to get to these guidance numbers but it's still in some flex.

Todd Koffman:         Yeah, I understand that so generally speaking and I
                      realize this, there is a lot of moving part here, your best guess is that the unit volume in September is likely to remain about sequentially flat with June.

Nicholas Hindman:     It's a bit downside I mean, it's not substantially down,
                      but it is a bit down, but it is not as perhaps you might think.

Van Cullens:          Based on our model.

Todd Koffman:         Okay. I am just curious regarding the lineary you have
                      seen in the business, the last few months including the most recent trends. What is the linearity of your business look like the last you know, two or three months.

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Van Cullens:          Well, I think, if you look at it over you know, a period
                      of a quarter for instance any three months period you probably has reasonably linear but there it's like a duck swimming across the pond, it looks pretty steady on the top but underneath there is a heck of a lot of paddling going on and we see all the fluctuations coming and going almost on a weekly basis. Some get advanced, some get delayed, pushed back out so we--it is a highly dynamic process that usually you give the compensating errors and it says reasonably linear but the big fact here Todd as you know, is the promotional activity and those can come online quickly, they can go off-line quickly as I mentioned earlier like you can have varying impacts. That is what gives us the most difficulty in trying that and product transition. When we don't know exactly what product transition is going to take place, we know approximately when it's going to take place we have done our managing inventory on both sides, the inventory of the existing product, inventory of the new product and trying to get those--hit those points. So it maybe at a very high-level has been kind of linear for the last year but in the weekly planning it is highly dynamic.

Todd Koffman:         If I could ask just one last follow-up question regarding
                      the BellSouth VersaLink win. I thought I heard you say you won't--will not be recognizing revenue on that until you work down existing inventory of your older product.

Van Cullens:          Not our older product, the incumbent's older products.

Todd Koffman:         The incumbent's product, what time frame would you
                      estimate that--that would be, I mean how much inventory did they have to work down and--

Van Cullens:          Again you know you are asking me to comment on a customers business and plans and that's difficult to do. I would go so far as just to try to give you some sense and our own internal planning we are looking kind of at the end of August, early September.

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Todd Koffman:         Thank you very helpful, good luck.

Nicholas Hindman:     Thank you.

Operator:             The next question is from Bill Choir from Kaufman
                      Brothers. Please go ahead.

Bill Choi:            Okay thank you. One of the items that you had listed as
                      part of your remedial efforts was to sort of continue to work on the cost of production efforts and try to get that back in line with maybe perhaps our customers are looking at. If the customers are looking to shift back into the lower-end modems, what kind of price points are they asking you to get to, let's say by the end of this year, or end of next year and then what kind of cost improvement efforts do you have to get, you know make decent margins, let's say to seek out lower price modems?

Nicholas Hindman:     Bill, it's Nick. I am not going to answer the first
                      question. That's just too far out there and you know, we kind of got quarter at a time. But, cost reductions there is a lot of opportunity there, we have major cost reductions on going with Verisonic now, ProLine and reductions to follow that. So there is--so, I can't say that there is we believe substantial ability to lower our cost or are we are going to have lower SPs of course we are. But we believe that we can stay at least status quo on our margin percentage. That's always been our stance.
                      But we do think we have a lot of ability to take product at cost out and stay competitive.

Van Cullens:          I mean and just to give you--we are working and have been
                      and since all of this came up about three weeks ago, we have been feverishly meeting with our silicon suppliers and our other major suppliers were looking at a variety of options that we could take to start trying to get back in front of this pricing curve and we just have to work, it's on going. We set up targets internally and there are times we even put bonuses on teams to go out and find additional things that we can do and we will also be engaging our customers quite honestly and challenging as to whether

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                      some of the traditionally required things that are adding
                      cost, but we don't perceive of being used are really necessary. So this is going to be a fairly energetic activity over the next five or six months.

Bill Choi:            So we should definitely see some kind of a new cost
                      improved version within the next--?

Van Cullens:          I think everybody in this game is going to have to do
                      that.

Bill Choi:            Okay. And would it be fair to then assume based on your
                      comments that obviously that your customers are now looking at price points where they are trying to pressure you for more than 20 percent year-over-year declines in these existing product lines.

Nicholas Hindman:     Bill it's Nick. All I can really talk about is this fiscal year and we are confident that the number that we gave you less than 20 percent is what we believe will happen. So you can--to your first question, before you can probably figure out where the pricing would be, we are engaged looking at you know, the next year that's not done. But we don't believe that what we have telling you, what I told you today is going to be anything different for this year.

Bill Choi:            One final question. I believe Westell Limited probably was somewhat of a meaningful contributor outside of your two largest modem customers for Verizon and BellSouth. Can you help me understand just exactly what happened in terms of their demand for modems and what we will get that coming back into the near future?

Van Cullens:          Well what was reported to us is that a couple of our
                      distributors did not put in their normal run rate of orders. We are trying to test to see exactly why that was.
                      It seems to be timing certainly on the--the IQ 2030, our VoIP product, that was timing on the orders and those orders should be coming back in, in the second quarter.

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                      But as I had said before, I think on the last earning
                      call, Bill we were--we have been pushing our UK operation, our European operation to move over to try to get into the larger account. And they appeared to now have done that with the Westell Media Gateway and we are hoping that, that product will have us over time pulling additional products. So we are going to focus a lot of activity to try to secure those deals and that's going to take some time, because there are certain adaptations that will have to be made for their particular requirements and I am sure they are going to want some customization. But they are seriously looking at these things and have the capacity to generate significant volume if they would like to go forward. So, that's kind of where we have redirected a lot of the activity.

Bill Choi:            Another question. I can certainly understand pricing
                      pressure from customers, but you mentioned pricing competition. Unless I am reading too much into this, but are--that a competitive pressure for your existing customers business?

Van Cullens:          Well I--when I dated one and the same, because when
                      customers comeback to us, they are normally sitting pricing that someone has offered them or promised them.
                      You know, we generally try to look at it, just to make sure we are talking about apples and oranges or apples to apples here. But that's why I use the term competition, because it's indirect. They just--our customers go out and get close. They get lots of people bringing them close, so what could be had for China develop a product. We then go look and see what are the deficiencies of those products and try to go back and make our case. But it is a fairly constant activity.

Bill Choi:            Thank you and good luck.

Nicholas Hindman:     Thank you.

Operator:             The next question is from Robert Starbuck from Schroders,
                      please go ahead.

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Robert Starbuck:      Hi guys. There has been discussions that you have had with a major customer, have they concluded at this point or are they still ongoing?

Van Cullens:          The discussions on the VersaLink and Gateways, I think we
                      are close to having those nailed down, they still have to be converted into formal contractual language, but I think we are past most of those issues, for the other products, the more the newer products versus the Verizon One and subsequent iterations of that product. There are still ongoing discussions.

Robert Starbuck:      Okay and do you have a sense of your customers inventories of the both the modem and the VersaLink and where they stand currently?

Nicholas Hindman:     Yeah we do Robert, it's Nick here. They are pretty much in normal levels. We haven't seen any big increase on any problems, Verizon we believe and of course this is there.
                      We don't think there is an issue there, BellSouth not a big issue. So it's--we don't think it's a problem of too much inventory in the channel. It's again going back to this mix issue, which is really giving us the issue for September.

Robert Starbuck:      Okay. And have they given the expected change in the mix,
                      have they changed their order patterns as of yet?

Van Cullens:          We have seen some and that's what really got us going
                      three or four weeks ago as when we were looking and our operations people who track the source of things really carefully, I believe that they were seeing a shift. But then, you know, subsequently we have got some additional orders. So we are not sure exactly what's going on there and we would advised that you direct those questions directly to the customer. We have to do some detective work here and then make our own model and estimate, because we don't always--we are not always perfect to the specifics of the details. And as I mentioned early, even when we get a sense of what a promotion might look like in

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                      terms of it's parts we then have to kind of speculate as
                      to how is the customer going to actually respond to that. Is that going to be how wildly successful or is it going to mildly successful. And we are trying to then balance our supply chain and make sure that our ability to supply the right mix is done, it's not easy for us and right now as I said earlier, all of this is kind of in real-time.

Robert Starbuck:      Uh-huh, okay. The interesting thing is, you know, when I
                      went on their website a few days ago, it looked like they were really still leading with the VersaLink I don't think
                      I even saw the -- the ProLine at all.

Van Cullens:          Now, again we--you know, that would be--we would be
                      delighted if that were to be the ultimate direction that's taken, but--and the customer makes those decisions not us.

Robert Starbuck:      Uh-huh. Okay, when--in your discussions on pricing, would
                      you anticipate that you might take the price of the VersaLink or I guess maybe those are done at this point, that the VersaLink price would come down more than the modem and therefore you might end up in the future with a better mix of the VersaLink?

Nicholas Hindman:     Bob, Nick here. I don't think so. I think there is going
                      to be a price differential there. And--you know, we wouldn't entertain bringing down that price enough to make it, you know, too compatible with the basic modems. So, I don't think that's kind of where we are going I think, that this whole process is going to have to shakeout, customers are going to have to determine what's the best product for them to deploy and then we will, you know, will meet their needs. So, it isn't an issue of -- of trying to significant lower the VersaLink price. We will just have to sit through this then hopefully it will take care of itself.

Robert Starbuck:      Uh-huh, okay and I doubt you can answer this, but do you
                      have any color on, you know, on a relative basis what the promotions might be looking at, so that we can judge the

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                      relevance of the product mix that, you know, you are
                      currently forecasting?

Nicholas Hindman:     Yeah, we don't we will probably see it when you see it --.

Robert Starbuck:      Yeah, okay.

Nicholas Hindman:     --on the website.

Robert Starbuck:      Okay.  Great, okay.

Nicholas Hindman:     Thank you Bob.

Operator:             As a reminder if you would like to ask a question please
                      press "*" then "1" on your touch-tone phone. The next question is from Eric Kainer from Needham & Company, please go ahead.

Eric Kainer:          Thank you very much and congratulations about your win
                      with BellSouth, that sounds really interesting and we are looking forward to hearing how that rolls out. First area
                      I would like to investigate is international, what percentage of the business in quarter was international?

Nicholas Hindman:     A very small Eric, just a few percent.

Eric Kainer:          Okay. The driver for potential increases in the business
                      there, is that more of Voice over IP, is it video or is it--I know you said that, you know, the media here where it was going to be a big part of what was developing there. And then also if you could address kind of you go to a market strategy there you mentioned specifically that, that you are working on getting into larger accounts. I guess that's specifically in Europe and I had seen some success there. Do you primarily serve those

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                      through channels, through distributors or do you have a
                      direct sales force that you approach the larger customers with.

Van Cullens:          In the large--in the case of the Westell Media Gateway,
                      which is a you know, a new brand new product, we are doing that direct and we are doing that direct with support out of the US. For the existing, the ProLine and LiteLine and VersaLink, we have been working both direct and with agents on--in the main land. And they have had success, but it's been in smaller accounts as I have referenced on the last call. And we are trying to either move that up or to just shift our focus to the newer products. And also we will have TriLink there and the video we have not really pushed the UltraLine products there too heavily yet. We are kind of focusing on the Westell Media Gateway and TriLink at this point in time as the two primaries.
                      Obviously if we get good engagement and can get you know, at the right levels with these larger carriers, then we have the opportunity to start socializing the rest of our products and as we have mentioned and have not talked about a lot here, we have designs to move further along towards the whole networking market and we have some concept products under development there that we think would be a very differentiated new kind of product that would get higher-level of interest. So, if the answer--long answer to give you a sum on it, is we are trying to reposition with our higher and newer products in Europe at this point.

Eric Kainer:          Thanks. Now when we talk about international are we
                      talking exclusively about Europe have you--?

Van Cullens:          No.

Eric Kainer:          Okay.

Van Cullens:          Thank you for raising that we also have had--we have a lot of activity going on in Canada, we have had some activity in Mexico, those are still open and certainly a couple of

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                      them up in Canada are active and we have you know, we have certain expectations there are hopes. Beyond that, we have been entertaining discussions very early on with people that might represent some of these products and so for instance the Pacific Rim I don't want over sell that or over state it, because we are in early days. But, there are possibilities that we could do that. We also to remind you have a relationship that we structured last year with Nortel. And Nortel is representing and pursuing some large opportunities internationally and has something working in the southern pacific for next year where we would be or the CPE supplier should they be successful. There are other conversations that we are being approached about possibilities of representing some of these products in markets that we are not going to directly. So we are, you know, we are looking to try to open up additional channels but we are staying fairly conservative and fairly patient in how we do that.

Eric Kainer:          Yeah outstanding. Let's see couple other areas, one is for the 10 percent customers, could you give us the amounts on how much each of those were?

Nicholas Hindman:     Yes, it's Nick here. Verizon 56%, BellSouth 17% and SBC
                      11%.

Eric Kainer:          Okay, great thank you. And then the last issue is are you
                      seeing any new competitors in any of the--I guess your major accounts especially you know, any--you know, is that kind of where the competition is coming from the new price pressure or you know, what's the gestation of that?

Van Cullens:          Well, I don't think we have seen any really new ones. The
                      ones that are presently I think it's the usual suspects that have been there for the last couple of three quarters, where we have see Netopia and 2-Wire and Action
                      Tec, those are the main four. But that doesn't present a lot of other companies coming in and throwing down you know, very low pricing in order to get attention and that pricing is immediately picked up and used as in conversations with companies like us and we have to deal

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                      with that. But the one of the companies that actually
                      appeared to have any sort of engagement are the ones that I talked about.

Eric Kainer:          Thank you very much and good luck.

Van Cullens:          Thank you.

Nicholas Hindman:     Thank you.

Operator:             The last question is from Gary Jacovi from Morgan Stanley, please go ahead.

Gary Jacovi:          Good morning thanks. I was just wondering if you could
                      talk a little bit about the process whereby you sit down with your major customers and outline what they are expected or desired. It would seem to me that you know, historically Verizon has tried to work with it's producers to give them some indications as to where they are going and when they are going there, so that the producers can give them the best prices and the best service. Could you just talk little bit about the ongoing discussions you had with your leading customers about how you are going to meet their supply and demand requirement?

Van Cullens:          You are right Gary on that. All our customers will talk to us in very general terms about what their objectives are maybe over a given year, this is what they want to do.
                      What's not in that in very much detail is, you know, they will state we would like to have `X' number of new DSL subscribers or broadband subscribers over this budget year. What we don't then get into is a lot of insight as to have the promotions are going to be timed or configured what their mixed strategies are going to be they will give us some indications of what this is what they think it will likely be, but often times when we are dealing with the interfaces we have, they are not always the marketing people who are doing the individual promotions. And then of course like any company, our customers undergo changes during a year when for whatever reasons they decide that their plan needs adjustment and they might be a up

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                      promotion or cut promotion to conserve capital or
                      whatever. And we are then forced to react to that pretty much dynamically. We often times don't get a lot of insight or lead time on that, that's why we then try to stay very flexible in our inventory management and try to keep our supplier channel, our supplied pipeline under pretty good management so that we can flex quickly when we have to. But when we get something that is this dynamic where you are going from a much higher product price product that could conceivably get flipped with the lower priced product that's pretty difficult to deal within one quarter and that's what's happening here.

Gary Jacovi:          Is there any advantage for you to guys to enter into some
                      longer-term contracts with them you know, take their pay type contract where you might get a lower margin but, you can better manage your you know, production and shipping and supply chains?

Van Cullens:          I just think that the market itself is too dynamic and the competition that goes on between the various service providers is very difficult to predict and they are always you know, actions and counter actions of a competitive nature that I think are typical for any business but particular with the competition it's going on in the broadband space. I mean, I think both sides would like to do that I don't think our customers are trying you know, are trying to make our life miserable by any means I think they would like certainty just as much as we would like certainty. But the reality is that that's hard to achieve in this market.

Gary Jacovi:          All right, thanks.

Nicholas Hindman:     Thank you.

Operator:             We have no further questions at this time.


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Van Cullens:          Okay, thank you very much for your questions and joining
                      us today. This call is now adjourned.

Operator:             Thank you. Ladies and gentleman this concludes today's
                      teleconference. Thank you for participating you may now disconnect.